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                                   EXHIBIT A-1

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                             STOCK OPTION AGREEMENT

         Calton, Inc., a New Jersey corporation (the "Company") hereby grants to Steven R. Tetreault (the "Optionee") the option (the "Option") to purchase one hundred thousand (100,000) shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock") at the price determined as provided herein. The Option may be exercised in whole or in part.

1. NATURE OF THE OPTION. This Option is not intended to qualify for any special tax benefits to the Optionee and is not intended to qualify as an incentive stock option under Section 422 of the Internal revenue Code of 1986.

2. EXERCISE PRICE. The exercise price is Four and 02/100 Dollars ($4.02) per share (the "Exercise Price").

3. METHOD OF EXERCISE. The Option shall not become exercisable until the six month anniversary of the Date of Grant (as set forth below). The Option shall thereafter be exercisable by written notice (a "Notice of Exercise of Stock Option") in the form attached hereto as Exhibit A. The Notice of Exercise of Stock Option shall be signed by Optionee and shall be delivered in person or by certified mail to the President, Secretary or Chief Financial Officer of the Company, or to such other agent as the Company shall designate in writing to the Optionee, and shall be accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of the executed Notice of Exercise of Stock Option accompanied by payment of the Exercise Price. Payment of the Exercise Price may be made by cash or check.

         The Shares will not be transferred pursuant to the exercise of the Option unless such transfer and such exercise shall comply with all relevant provisions of law, including federal and state securities laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised.

4.       REPRESENTATIONS; RESTRICTIONS ON TRANSFER.

         (a) By receipt of the Option, by its execution and by its exercise, the Optionee represents to the Company the following:



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                  (i)      The Optionee understands that the Option and the
                           Shares purchased upon its exercise are securities, the issuance of which requires compliance with federal and state securities laws.

                  (ii) The Optionee is aware of the Company's business affairs and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Company's securities. The Optionee is acquiring the Company's securities for investment for the Optionee's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                  (iii) The Optionee acknowledges and understands that the Company's securities constitute "restricted securities" under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Optionee further acknowledges and understands that the Company is under no obligation to register securities. The Optionee further acknowledges and understands that any certificate evidencing the issuance of the Company's securities to the Optionee will be imprinted with a legend which prohibits the transfer of such securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and they are transferred in accordance with the provisions set forth below, and with any other legend required under applicable state securities laws.

         (b) The Company has the requisite power and authority to execute and deliver this Option Agreement (this "Agreement") and to perform its obligations hereunder and to sell, assign, transfer and convey the Shares to the Optionee upon the due exercise of the Option.

5. NON-TRANSFERABILITY OF OPTION. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised (i) during the lifetime of the Optionee by the Optionee only and (ii) after the death of the Optionee, by those who take under Optionee's will or by the laws of descent or distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and permitted assigns of the Optionee.

6. TERM OF OPTION. The Option shall not terminate until the five (5) year anniversary of the Date of Grant (as provided below), and may be exercised during such term only in accordance with the terms of this Agreement.

7. TAX CONSEQUENCES. The Optionee has reviewed with the Optionee's own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands that the



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         Optionee (and not the Company) shall be responsible for any tax liability of the Optionee that may arise as a result of the transactions contemplated by this Agreement.

8. STOCK DIVIDENDS, RECLASSIFICATION AND RECAPITALIZATION. In case the Company shall (i) pay a dividend or make a distribution on all of its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares or (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted (but in no event shall the aggregate Exercise Price for all of the shares of Common Stock subject to this Option be in excess of $402,000) and the Optionee, upon the exercise of this option after such date, shall be entitled to receive the aggregate number and kind of shares which, if this Option had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination, reclassification or recapitalization. Such adjustment shall be made successively whenever any event listed in this Section 8 shall occur.

9. PURCHASE RIGHTS UPON MERGER, CONSOLIDATION, ETC. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the surviving corporation, if other than the Company, resulting therefrom or the acquiring corporation, as the case may be, shall assume by written agreement the obligation to deliver, upon exercise of this Option and payment of the Exercise Price in effect immediately prior to such corporate event, the kind and amount of shares or other securities and property which the Optionee would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had this Option been exercised immediately prior thereto.

10. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Shares on the exercise of this Option. If any fraction of a Share would, except for the provisions of this Section 10, be issuable on the exercise of this Option (or specified portion hereof), then the Company shall elect, at its option to either (i) round such fractional Share upwards to the nearest whole Share or (ii) pay to the holder an amount in cash equal to such fraction multiplied by the then current fair value of a Share, determined as follows:

         (a) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current fair value shall be the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of exercise of this Option or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange; or

         (b) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current fair value shall be the mean of the last reported bid and asked prices reported by the Nasdaq Stock Market (or, if not so quoted on the Nasdaq Stock



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                  Market, by the NASD Electronic Bulletin Board) on the last business day prior to the day of the exercise of this Warrant; or

(c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the Holder.

11. REGISTRATION. The Company agrees to register the Shares on Form S-8 under the Securities Act of 1933 within six (6) months from the Date of Grant.

12. NOTICES. Any notice to be given to the Company shall be in writing and addressed to the Company at its principal office at 2013 Indian River Boulevard, Vero Beach, Florida 32960, and any notice to be given to the Optionee shall be in writing and addressed to the Optionee at the address set forth below the Optionee's signature hereto. Any party may change its address for notice purposes by providing the other party with written notice of such change pursuant to the provisions of this
         Section 12. Any notice hereunder shall be deemed duly given to the party to whom such notice is addressed when delivered personally, when delivery is refused, when delivered by overnight courier service of national reputation providing receipted delivery, or two (2) days after being mailed by certified mail, return receipt requested.

13. RULES OF CONSTRUCTION; JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey other than any choice of law rules calling for the application of laws of another jurisdiction. All disputes which may arise under this Option Agreement which involve judicial adjudication shall be resolved in a court of competent jurisdiction of the State of New Jersey or the United State District Court of the State of New Jersey. Optionee agrees to submit to the personal jurisdiction of the aforesaid courts and consent to service of any papers, notices, or process necessary or proper for any legal action in any manner permitted by the New Jersey Court Rules.

DATE OF GRANT:  May __, 2001

                                                Calton, Inc.


                                                  By:
                                                     --------------------------
                                                Name:
                                               Title:




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THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE OPTION AND THE TRANSACTIONS
CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OF THE COMPANY, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE THE OPTIONEE'S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE UNDER THE TERMS OF THE EMPLOYMENT AGREEMENT BETWEEN OPTIONEE AND THE COMPANY EXISTING AS OF THE DATE OF THIS STOCK OPTION AGREEMENT.

         The Optionee represents that the Optionee is familiar with the terms and provisions of this Agreement, and hereby accepts the Option subject to all of the terms and provisions hereof. The Optionee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:  May __, 2001


                                             ----------------------------------
                                             Steven R. Tetreault

                                             Optionee Residence Address:

                                             ----------------------------------

                                             ----------------------------------

                                             ----------------------------------

                                             Optionee Social Security No.
                                                                         ------



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                                    EXHIBIT A

                          NOTICE OF EXERCISE OF OPTION

TO:

FROM:

DATE:

RE:      Exercise of Option

         I hereby exercise my option to purchase ___ shares of Common Stock for $______, effective as of the date of this notice. This notice is given in accordance with the terms of my stock option agreement with the Company dated May __, 2001 (the "Option Agreement"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Option Agreement.

         The undersigned is exercising the Option by means of a cash payment, and tenders herewith payment in full for the Shares being purchased, together with all applicable transfer taxes, if any.

         The undersigned confirms the representations and agreements made in subsection (a) of Section 4 of the Option Agreement.

                                                     Sincerely,

                                                     --------------------------
                                                     (Signature)

                                                     --------------------------
                                                     (Print or Type Name)

Notice of cash payment received on           , 20  .
                                   ----------    --
Calton, Inc.

By:
   -------------------------------------
     Name:
     Title:




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